Exhibit 6.4

TECHNICAL ASSISTANCE AGREEMENT

APRIL 25, 2023 VERSION

BETWEEN

(1)	MANSE PLATEFORME SAS, incorporated under the laws of France, located 33, rue Lafayette 75009 – Paris (“EXCHANGE MANAGER”)

AND

(2)	MANSE USA LLC, incorporated under the laws of the State of Delaware, located at 251 Little Falls Drive, 19808 Wilmington, United States of America (“ISSUER”)

WHEREAS, the Issuer is engaged in the business of marketing and sale of contracts named “Roys” to users under which users acquire a right to remuneration based on the variation of key public indicators;

WHEREAS, the Exchange Manager and the Issuer have entered into an Exchange Listing and Use Agreement with regard to the use of the platform accessible from the URL: www.royaltiz.com (the “Platform”) by the Issuer for the purpose of promoting, commercializing and managing Roys;

WHEREAS, the remuneration attaching to each Roy contract is calculated based on the variation of public and semi-public data of the public figures to whom these contracts refer to.

WHEREAS the aforementioned remuneration is calculated by an algorithm which is held exclusively by the Exchange Manager.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms in this Agreement shall have the meanings set forth below, whether used in the singular or plural and whether in the masculine or feminine form.

Agreement means this agreement formed by the Agreement Documents;

Agreement Documents means this Agreement and its Appendices;

Affiliate means any company designated by the Exchange Manager;

Applicable Laws means any international, federal, state, provincial, or municipal law, regulation, ordinance, code, order or other requirement or rule of law or the rules, policies, orders or regulations of any Authority or stock exchange, including any judicial or administrative interpretation thereof, applicable to a Party or a Person or any of its properties, assets, business or operations;

Assignment means either (i) for a User, the assignment of a Roy Agreement to another User, whether as assignor or assignee;

Authority means any regional, national, county, municipal and/or local, or supranational government or governmental agency, administrative, legislative or regulatory authority, department, inspectorate, ministry or minister, cabinet secretary, official court or tribunal or other regulatory body which has jurisdiction over matters affecting the Issuer, the Exchange Manager or a User;

Calculation Fee means the yearly fee amounting to fifty thousand Euros (50,000.00 €) payable by the Issuer to the Exchange Manager;

Clause means a clause of this Agreement;

Exchange means the Platform;

General Terms of Use means the general terms of use of the Platform accessible from the following link: royaltiz.com/terms-of-use ;

Information Sheet means the document which contains the information regarding Talents;

Intellectual Property Rights means all patents, unpatented inventions, registered and unregistered design and design rights, copyrights (including rights in computer software), database rights, topography rights, domain names, trademarks, rights in trade dress and get up, rights in good will or to sue for passing off, service marks, trade names, logos, rights in trade secrets, know-how (including applications or the right to apply for all of the foregoing) and all other intellectual property rights of any nature whatsoever and all rights of a similar nature having similar effect throughout the world whether registered or unregistered and whether now existing or in the future created;

Introduction means the initial offer made to the Users by the Issuer on the Platform to enter into any Roy Agreement for a given Talent;

Notice means any communication between the Parties in accordance with this Agreement; the term “Notify” shall be construed accordingly;

Party means either of the parties to this Agreement, namely the Exchange Manager or the Issuer;

Performance means the variation of key public indicators relating to a given Talent. These indicators include, but are not limited to, the Talent’s estimated compensation, the Talent’s performance on social networks (number of Talent followers, number of interactions or engagements, number of posts, number of clicks on posts, reach of posts and interactions, number of shares, traffic and number of visits to the Platform from Social Networks of which the Talent is a member, etc.), on the Talent’s performance on streaming platforms (Spotify, Deezer, Youtube...), or on the Talent’s public salary;

Person means any natural or legal person;

Platform means any platform developed and/or operated by the Exchange Manager or an Affiliate under the “Royaltiz” brand for the subscription and assignment of Roys; the Platform is accessible from the URL: www.royaltiz.com;

Price Algorithm means [_ insert__];

Price Calculation means the calculation of the price of any Roy offered for sale on the Platform in relation with a Talent;

Talent means, as the case may be, (i) an individual and/or (ii) any company, holding the rights granted to the Issuer under any agreement and referred to in the Information Sheet;

User means any Person authorized to use the Platform in accordance with the General Terms of Use;

Yield Algorithm means the mathematical formula and the criteria selected by the Exchange Manager to be taken into account in this mathematical formula to reflect the economical value of a Talent;

Yield Calculation means the calculation of the Performance variation of a Talent based on the Algorithm.

2.	CONTRACTUAL FRAMEWORK

2.1.	This Agreement is exclusively composed of the Agreement Documents. No communication between the Parties other than Notices shall have a contractual value.

3.	REPRESENTATIONS AND WARRANTIES

3.1.	Each Party represents and warrants to the other during the entire Term of this Agreement that:

(a)	it is a company validly existing under the laws of its jurisdiction of incorporation and is up to date in respect of all filings required by law to maintain its existence;

(b)	all requisite corporate acts and proceedings have been done and taken by it, including obtaining all requisite board of directors’ approvals, with respect to entering into this Agreement and performing its obligations hereunder;

(c)	it has the requisite corporate power, capacity and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	this Agreement and the exercise of its rights and performance of its obligations hereunder do not and will not, (i) conflict with or result in a default under any agreement, mortgage, bond or other instrument to which it is a party or which is binding on its assets, (ii) conflict with its constitutive documents, or (iii) conflict with or violate any Applicable Laws;

(e)	this Agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

3.2.	The Exchange Manager represents and warrants to the Issuer during the entire Term of this Agreement that:

(a)	The Yield Algorithm, the Price Algorithm, the Yield Calculation and the Price Calculation shall be identical for all Talents in each relevant professional category; and

(b)	It shall make all reasonable efforts to collect and process reliable public data for the Yield Calculations.

4.	PROFESSIONAL CATEGORIES - CALCULATIONS

4.1	The Exchange Manager undertakes to make the Calculation for each Talent who is the subject matter of Roy agreements.

4.2	The Exchange Manager undertakes to provide the Calculation on a monthly basis to the Issuer.

4.3	The classification of a Talent into an existing professional category shall made by the Issuer under its sole responsibility.

4.4	The Issuer undertakes to notify the Exchange Manager of the professional category selected for a Talent whose Roys will be traded on the Platform no later than thirty (30) calendar days prior to the relevant Introduction.

4.5	Nothing in this Agreement shall be construed or interpreted as creating an obligation upon the Exchange Manager to create professional categories other than those existing as at the date of execution of this Agreement by the Parties.

4.6	The Algorithm, the criteria which compose it and their respective weightings may be modified at any time by agreement between the Exchange Manager and the Issuer.

5.	AUDIT RIGHTS

5.1.	The Calculation may be reviewed, at Issuer’s sole expense, by an Auditor selected by Issuer. Consultation of the Calculation Information is conditional upon the selected Auditor’s express prior written undertaking to sign a confidentiality undertaking regarding the Calculation and the Algorithm, on terms acceptable to the Exchange Manager, for a period of not less than ten (10) years from the date of consultation by the Selected Auditor of the Calculation Information.

6.	NO VARIATION

6.1.	Nothing in this agreement shall be construed or interpreted as an obligation of the Exchange Manager to adapt, develop or modify the parameters of the Algorithm.

7.	INTELLECTUAL PROPERTY

7.1.	The Exchange Manager shall retain absolute ownership over the Intellectual Property Rights over the Algorithm.

8.	CALCULATION FEE

8.1	The Issuer undertakes to pay the Calculation Fee to the Exchange Manager no later than 31st December of each calendar year to the Exchange Manager’s bank account.

8.2	Notwithstanding the foregoing, the Calculation Fee shall be payable on the date of termination of this Agreement for the relevant year.

9.	INDEPENDENT PARTIES

9.1	Nothing contained in this Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither party will have authority to contract for or bind the other party in any manner whatsoever.

10.	TERMINATION

10.1	Either Party may terminate this Agreement at any time without cause (“Voluntary Termination”) by Notice to the Other of not less than six (6) months (“Voluntary Termination Notice”).

10.2	No compensation shall be payable by a Party to the other in the event of Voluntary Termination.

11.	TERMINATION FOR BREACH

11.1	Either Party may terminate this Agreement at any time for Breach (the “Termination for Breach”).

11.2	In the event of Termination for Breach, the non-defaulting Party shall send a one (1) month Notice to the other (the “Notice of Breach”).

12.	CONFIDENTIALITY

12.1	The Issuer agrees that it shall maintain as confidential and shall not disclose, and shall cause its employees, officers, directors, advisors, agents and representatives to maintain as confidential and not to disclose, the terms contained in this Agreement and all information (whether written, oral or in electronic format) received or reviewed by it as a result of or in connection with this Agreement, including any information on the Algorithm.

12.2	For the avoidance of doubt, the Issuer is authorized to communicate on the Platform the result of Calculations to Users.

12.3	Notwithstanding the foregoing the Issuer may disclose confidential information:

(i)	where that disclosure is necessary to comply with Applicable Laws or court order, provided that such disclosure is limited to only that confidential information so required to be disclosed and that the Issuer will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled;

(ii)	for the purposes of the preparation of any Dispute proceedings;

(iii)	where such information is already widely known by the public other than by a breach of the confidentiality terms of this Agreement or is known by the Issuer prior to the entry into of this Agreement or obtained independently of this Agreement and the disclosure of such information would not breach any other confidentiality obligations;

(iv)	with the express prior written consent of the Exchange Manager.

12.4	The Issuer shall ensure that its employees, directors, officers, representatives and agents are made aware of this Clause 12 and comply with the provisions of this Clause 12. The Issuer shall be liable to the Exchange Manager for any improper use or disclosure of such terms or information by such persons.

13.	FORCE MAJEURE

13.1	The Exchange Manager shall not be liable to the Issuer, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, epidemics, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; [and] (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) Internet or telecommunication breakdowns, hacking incidents, electronic viruses, power outages and (j) other similar events beyond the control of the Exchange Manager.

14.	TERM

14.1	Unless early terminated, this Agreement shall come into force on the date of its signature by all Parties and shall continue until either Party terminates it by sending a not less than one (1) month prior Notice to the other Party.

15.	ASSIGNMENT

15.1	The Exchange Manager may at any time assign its rights and obligations under this Agreement to any company upon thirty (30) days prior written notice to the Issuer.

16.	NOTICES

16.1	Any notice under this Agreement shall be made exclusively in the following manner:

(i)	by email:
if to the Exchange Manager: ___________
if to the Issuer: ___________

or

(ii)	by registered mail or by courier such as DHL or Fedex to the Party’s postal address mentioned hereabove.

16.2	Either Party may change its postal address or email address for Notice by giving the other Party five (5) business days’ Notice of the new postal address or email address.

17.	LIMITATION OF LIABILITY

17.1	The Issuer declares that to the extent permitted by Applicable Laws it shall not hold the Exchange Manager liable for any damages, direct, indirect or consequential arising in part or whole from (i) any inadequacy of the Algorithm or the Calculation to the purpose of the Roys or (ii) any unintentional error by the Exchange Manager in making Calculations.

17.2	In no event shall Exchange Manager be liable to the Issuer or the Issuer to Exchange Manager for exemplary, punitive, incidental, or consequential damages, including lost profits or wages, arising out of this Agreement, or the breach of any term, covenant, representation, warranty, or obligations contained herein. The foregoing limitation on damages shall not apply to the parties’ respective indemnification or confidentiality obligations set forth herein or to a Party’s gross negligence or willful misconduct.

17.3	The Issuer agrees to defend, indemnify and hold the Exchange Manager and its representatives, employees, agents, advisors, and attorneys harmless from and against any and all costs, losses, obligations, suits, judgments, damages, injuries, demands, actions, causes of action, suits, proceedings, judgments, expenses and costs (including reasonable attorneys’ fees and court costs and other legal expenses, including without limitation, those costs incurred at the trial and appellate levels and in any bankruptcy, reorganization, insolvency or other similar proceeding) incurred through claims of third parties or any other investigations or proceedings (including any governmental or regulatory investigations or proceedings, including, without limitation, any costs incurred in connection with being a witness any investigation or proceeding, even if instituted against the Issuer) arising from, relating to or connected with the (i) manufacture, sale, marketing, distribution, advertising or promotion of any Roy Agreement or any other Royaltiz Product, whether or not in compliance with Applicable Laws or otherwise, (ii) any breach by the Issuer of any of the undertakings, warranties or other terms contained in this Agreement, (iii) any breach of the Issuer of Roy agreements, (iv) any tax liability of a User or the Issuer in relation with any Roy (v) the Issuer’s products and services, (vi) any failure of the Issuer to comply with Applicable Laws, (vii) any inaccuracy or misrepresentation by the Issuer in this Agreement, (viii) any inaccuracy, mistake or misrepresentation contained in any Information; and/or (ix) any infringement or alleged infringement of any third party rights by the Issuer. The Exchanger Manager shall have the right to select counsel in connection with such actions. Termination of this Agreement shall not affect the continuing obligation of the Issuer to indemnify the Exchange Manager hereunder, and the foregoing obligations shall survive termination of this Agreement.

18.	ADMISSIBLE EVIDENCE

18.1	The Issuer accepts that only the data recorded by the Exchange Manager in relation with any Calculations shall constitute satisfactory and sole evidence of such Calculations under this Agreement.

19.	ENTIRE AGREEMENT

19.1	This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all previous understandings, agreements or communications, whether oral or written, between the Parties with respect to the subject matter hereof.

19.2	The Issuer acknowledges and agrees that this Agreement may be executed electronically; provided that, in the case of electronic execution, in lieu of a handwritten signature, consent shall be given by indicating conformity to this Agreement in the manner indicated on the Platform.

20.	AMENDMENTS

20.1	Any amendment to this Agreement shall only be effective if made (i) in writing and (ii) signed or electronically validated by the Parties.

21.	NO WAIVER - SEVERABILITY

21.1	Failure by a Party to enforce any provision of this Agreement shall not be construed as a waiver by such Party from exercising such rights.

21.2	In the event that any provision of this Agreement becomes invalid or of no effect, the validity of the remaining provisions shall remain unaffected.

22.	APPLICABLE LAW AND JURISDICTION

22.1	This Agreement is governed by the laws of France.

22.2	Any dispute between the Exchanger Manager and the Issuer concerning the existence, validity, performance, interpretation, and/or termination of this Agreement (“Dispute”) shall be submitted to the exclusive jurisdiction of the competent court of Paris (France).

IN WITNESS WHEREOF, this Agreement has been executed by the Parties in two (2) original counterparts, of which the Exchange Manager and the Issuer have taken one each.

Executed by the Exchanger Manager	_________________________
Mr. _________, ________

Executed by the Issuer	_________________________
Mr. _________, ________